As filed with the Securities and Exchange Commission on March 25, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUEST SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

California	33-0231678
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8001 Irvine Center Drive

Irvine, CA 92618

(Address of principal executive offices) (Zip Code)

AELITA SOFTWARE CORPORATION OMNIBUS STOCK OPTION PLAN

(Full title of the Plan)

J. Michael Vaughn

General Counsel

Quest Software, Inc.

8001 Irvine Center Drive

Irvine, CA 92618

(Name and address of agent for service)

(949) 754-8000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value	1,093,391 shares	$3.79	$4,143,952	$526

(1)	Represents shares issuable pursuant to the equity plan identified above (the “Plan”). This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(2)	Estimated, solely for purposes of calculating the registration fee, pursuant to Rule 457(h) on the basis of the weighted average exercise price ($3.79) of the outstanding options granted under the Plan.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Quest Software, Inc. (the “Company” or “Registrant”) are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003; and

(e)	The description of the Company’s Common Stock contained in its Registration Statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under California law, a director’s liability to a company or its shareholders may not be limited:

•	for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director;

•	for any transaction from which a director derived an improper personal benefit;

•	for acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the company or its shareholders;

•	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders;

•	under Section 310 of the California General Corporation Law concerning contracts or transactions between the company and a director; or

•	under Section 316 of the California General Corporation Law concerning directors’ liability for improper dividends, loans and guarantees.

The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Company’s shareholders for any violation by a director of the director’s fiduciary duty to the Registrant or its shareholders.

The Company’s Articles of Incorporation also include an authorization for it to indemnify its “agents” (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company’s Bylaws provide for indemnification of its directors, officers and employees. In addition, the Company may, at its discretion, provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. Indemnity agreements have been entered into with all directors and certain executive officers and provide the maximum indemnification permitted by law. The Company also currently maintains directors’ and officers’ liability insurance. These agreements, together with the Company’s Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify its directors and executive officers, other than for liability resulting from willful misconduct of a culpable nature, and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification. Section 317 of the California General Corporation Law and the Company’s Bylaws and its indemnification agreements make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit
5	Opinion of General Counsel
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of General Counsel (included in Exhibit 5)
24	Power of Attorney (included on the signature page)
99.1	Aelita Software Corporation Omnibus Stock Option Plan

Item 9.	Undertakings

The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement – notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 25th day of March, 2004.

QUEST SOFTWARE, INC.

By:	/s/ VINCENT C. SMITH

Vincent C. Smith,
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Quest Software, Inc., a California corporation, do hereby constitute and appoint Vincent C. Smith and M. Brinkley Morse, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VINCENT C. SMITH Vincent C. Smith	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	March 25, 2004

/s/ M. BRINKLEY MORSE M. Brinkley Morse	Vice President, Finance and Operations (Principal Financial Officer) and Chief Financial Officer	March 25, 2004

/s/ KEVIN E. BROOKS Kevin E. Brooks	Vice President, Corporate Controller (Principal Accounting Officer)	March 25, 2004

/s/ DAVID M. DOYLE David M. Doyle	Director	March 25, 2004

/s/ KEVIN M. KLAUSMEYER Kevin M. Klausmeyer	Director	March 25, 2004

/s/ RAYMOND J. LANE Raymond J. Lane	Director	March 25, 2004

/s/ DORAN G. MACHIN Doran G. Machin	Director	March 25, 2004

/s/ JERRY MURDOCK, JR Jerry Murdock, Jr.	Director	March 25, 2004

/s/ AUGUSTINE L. NIETO Augustine L. Nieto	Director	March 25, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit
5	Opinion of General Counsel.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of General Counsel (included in Exhibit 5)
24	Power of Attorney (included on the signature page)
99.1	Aelita Software Corporation Omnibus Stock Option Plan